<pre>
        RPM TECHNOLOGIES, INC.
        Financial Statements
        and
        Independent Auditor's Report

        December 31, 2001 and 2000

RPM Technologies, Inc.

Contents                                                        Page

Report of Independent Certified Public Accountants              F-3

Financial Statements

        Balance Sheets as of December 31, 2001 and 2000         F-4

        Statements of Operations and Comprehensive Loss
        for the years ended December 31, 2001 and 2000          F-5

        Statement of Changes in Shareholders' Equity
        for the years ended December 31, 2001 and 2000          F-6

        Statements of Cash Flows
        for the years ended December 31, 2001 and 2000          F-7

        Notes to Financial Statements                           F-8


        REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders
RPM Technologies, Inc.

We have audited the accompanying balance sheets of RPM Technologies, Inc. (a Delaware corporation) as of December 31, 2001 and 2000 and the related statements of operations and comprehensive loss, changes in shareholders'
equity and cash flows for the each of the two years then ended.   These
financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RPM Technologies, Inc. as of December 31, 2001 and 2000 and the results of its operations and its cash flows for the each of the two years then ended, in conformity with generally accepted accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. At the present time, the Company is not performing at levels significant enough to support daily operations. The Company's continued existence is dependent upon its ability to generate sufficient cash flows from operations to support its daily operations as well as provide sufficient resources to retire existing liabilities and obligations on a timely basis. The Company remains dependent upon additional external sources of financing; however, there can be no assurance that the Company will be able to obtain additional funding or, that such funding, if available, will be obtained on terms favorable to or affordable by the Company. Management's plan to provide for future operations is discussed in Note B to the Financial Statements. These circumstances create substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not contain any adjustments that might result from the outcome of these uncertainties.


S. W. HATFIELD, CPA
Dallas, Texas
March 15, 2002


        RPM Technologies, Inc.
        Balance Sheets
        December 31, 2001 and 2000

                                                December 31,           December 31,
                                                       2001                   2000
        ASSETS
Current Assets
        Cash on hand and in bank                $     50,889                $215,786
        Accounts receivable - Trade and Other,
        net of allowance for doubtful accounts
        of $-0- and $-0-, respectively                 66,687                    531
        Inventory - at lower of cost or market          -                      7,464
        Prepaid expenses                                                       3,682

        Total Current Assets                          117,576                227,463

Property and Equipment - at cost
        Molds, tools and dies                         597,479                589,289
        Computer equipment                             14,000                 14,000
                                                      611,479                603,289
        Accumulated depreciation                     (139,485)               (75,343)

        Net Property and Equipment                    471,994                589,289

        Total Assets                             $    589,570            $   755,409


        LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
        Accounts payable - trade                  $   115,776             $   33,000
        Accrued officer compensation                  240,000                180,000
        Due to affiliates                              -                       4,921

        Total Current Liabilities                     355,776                217,921

Commitments and Contingencies

Shareholders' Equity
        Common stock - $0.001 par value.
        20,000,000 shares authorized.
        3,290,513 and 3,251,513 shares
        issued and outstanding, respectively            3,291                  3,252
        Additional paid-in capital                  5,630,116              5,472,655
        Deficit accumulated during the
        development stage                          (5,399,613)            (4,938,419)

        Total Shareholders' Equity                    233,794                 57,488

Total Liabilities and Shareholders' Equity        $   589,570            $   755,409


        RPM Technologies, Inc.
        Statements of Operations and Comprehensive Income
        Years ended December 31, 2001 and 2000


                                                Year ended              Year ended
                                                December 31,            December 31,
                                                       2001                    2000

Revenues                                          $   97,299               $112,600

Cost of Sales                                         90,689                 57,908

Gross Profit                                           6,610                 54,692

Expenses
        Research and development costs                   -                  100,924
        Sales and marketing expenses                  10,745                  9,329
        Payroll and related expenses                 250,337                157,350
        Professional and consulting fees              85,839                120,953
        General and administrative expenses           62,372                 51,933
        Depreciation                                  64,142                 63,595

        Total operating expenses                     473,435                504,284

Loss from operations                                (466,825)              (449,592)

Other Income
        Interest income                                5,631                 11,182

Loss before Income Taxes                            (461,194)              (438,410)

Provision for Income  Taxes                            -                        -

Net Loss                                            (461,194)              (438,410)

Other comprehensive income                             -                       -

Comprehensive Loss                                 $(461,194)             $(438,410)

Loss per weighted-average share of
        common stock outstanding,
        computed on Net Loss - basic
        and fully diluted                             $(0.14)                $(0.14)

Weighted-average number of shares
        of common stock outstanding                3,254,340              3,242,825

        RPM Technologies, Inc.
        Statement of Changes in Shareholders' Equity
        Years ended December 31, 2001 and 2000

                                                                 Additional
                                                Common Stock       paid-in           Accumulated
                                  # shares      Par Value          capital             deficit              Total
Balances at January 1, 2000,
        as reported               15,537,761    $ 15,537          $5,040,636         $(4,500,009)          $556,164
Effect of December 2001
        1 for 5 reverse split    (12,430,048)    (12,430)             12,430             -                    -

Balances at January 1, 2000,
        as adjusted                3,107,713       3,108           5,053,065          (4,500,009)           556,164

Private placement of
        common stock                 143,800         144             359,356            -                   359,500

Capital contributed to
        support corporate entity        -             -               60,234            -                    60,234

Net loss for the year                   -             -                 -               (438,410)          (438,410)

Balances at December 31, 2000      3,251,513        3,252          5,472,655          (4,938,419)           537,488

Common stock issued
        for services and expenses     39,000           39             97,461                -                97,500

Capital contributed to
        support corporate entity        -              -              60,000                -                60,000

Net loss for the year                   -              -                 -              (461,194)          (461,194)

Balances at December 31, 2001      3,290,513       $3,291         $5,630,116         $(5,399,613)          $233,794

        RPM Technologies, Inc.
        Statements of Cash Flows
        Years ended December 31, 2001 and 2000

                                                          Year ended            Year ended
                                                         December 31,           December 31,
                                                                2001                   2000
Cash Flows from Operating Activities
        Net Loss                                           $(461,194)             $(438,410)
Adjustments to reconcile net income to net cash
        provided by operating activities
        Depreciation                                          64,142                 63,595
        Executive compensation contributed by
        shareholder/officers                                  60,000                 60,000
        Expenses paid with common stock                       97,500                    -
        (Increase) Decrease in
        Accounts receivable - trade and other                (66,156)                  (531)
        Inventory                                              7,464                 (7,464)
        Prepaid expenses and other                             3,682                  5,580
        Increase (Decrease) in
        Accounts payable and other                            82,776                 33,000
        Accrued officers compensation                         60,000                 60,000

Net cash provided by (used in) operating activities         (151,786)              (224,230)


Cash Flows from Investing Activities
        Purchase of property and equipment                    (8,190)                (1,100)

Net cash used in investing activities                         (8,190)                (1,100)

Cash Flows from Financing Activities
        Funds advanced by (paid to) affiliate - net           (4,921)               (20,000)
        Proceeds from sales of common stock                      -                  359,500

Net cash provided by (used in) financing activities           (4,921)               339,500

Increase (Decrease) in Cash and Cash Equivalents            (164,897)               114,170

Cash and cash equivalents at beginning of period             215,786                101,616

Cash and cash equivalents at end of period                 $  50,889               $215,786


Supplemental Disclosures of Interest and Income Taxes Paid
        Interest paid during the period                    $    -               $      -
        Income taxes paid (refunded)                       $    -               $      -

        RPM Technologies, Inc.
        Notes to Financial Statements

Note A - Organization and Description of Business

RPM Technologies, Inc. (Company or RPM-Delaware) was incorporated on April 10, 1996 in accordance with the laws of the State of Delaware as Mann Enterprise, Inc. The Company was formed to seek a merger with, acquisition of or affiliation with a privately-owned entity wishing to become publicly-owned.

On March 17, 2000, RPM-Delaware merged with and into RPM Technologies, Inc., a Colorado corporation (RPM-Colorado). RPM-Delaware was the surviving entity to the merger and concurrent with the merger changed its corporate name from Mann Enterprise, Inc. to RPM Technologies, Inc. The merged entities are referred to as Company.

At the time of the merger, RPM-Delaware and RPM-Colorado shared common ownership and management. Accordingly, the merger was accounted for pursuant to Interpretation #39 of Accounting Principles Board Opinion # 16, "Business Combinations", whereby the combination of entities under common control are accounted for on an "as-if-pooled" basis. The combined financial statements of RPM-Delaware and RPM-Colorado became the historical financial statements of the Company as of the first day of the first period presented.

On December 17, 2001, pursuant to a Special Called Meeting of the Company's Shareholders, the Board of Directors was authorized to effect a one (1) for five (5) reverse stock split. This action reduced the number of then issued and outstanding shares of common stock from 16,451,761 to 3,290,513. Additionally, the Company's Articles of Incorporation were authorized to be amended to modify its capital structure from 20,000,000 shares of $0.001 par value common stock to 250,000,000 shares of $0.001 par value common stock. The effect of these actions is reflected in the accompanying financial statements as of the first day of the first period presented.

Further, in March 2002, the Company's shareholders approved an additional modification to the Company's Articles of Incorporation to authorize the issuance of up to 50,000,000 shares of $0.001 par value Preferred Stock.

RPM-Colorado was incorporated on December 10, 1997 in accordance with the laws of the State of Colorado. The Company is in the business to develop, produce, market and sell plastic pallets to various unrelated entities located throughout the United States, Canada, Central and South America. The Company has developed what it believes is a proprietary process for the manufacture of plastic pallets at costs comparable to those currently in use constructed of wood which will meet current and future anticipated environmental standards, encourage the preservation of trees and promote plastic recycling.

During the second quarter of 2000, the Company began direct sales of its plastic pallet products and exited the development stage.

For segment reporting purposes, the Company operated in only one industry segment during the periods represented in the accompanying financial statements and makes all operating decisions and allocates resources based on the best benefit to the Company as a whole.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        RPM Technologies, Inc.
        Notes to Financial Statements - Continued

Note B - Going Concern Uncertainty

During the second quarter of 2000, the Company began direct sales of its plastic pallet products and exited the development stage.

At the present time, the Company is not performing at levels significant enough to support daily operations. The Company's continued existence is dependent upon its ability to generate sufficient cash flows from operations to support its daily operations as well as provide sufficient resources to retire existing liabilities and obligations on a timely basis.

The Company remains dependent upon additional external sources of financing; however, there can be no assurance that the Company will be able to obtain additional funding or, that such funding, if available, will be obtained on terms favorable to or affordable by the Company.

Management is of the opinion that sufficient demand exists for the Company's products to enable operations to reach a self-supporting level during 2002. However, additional capital will be required to facilitate the acquisition of inventory and to finance accounts receivable at a level to support sales and provide industry-standard terms of net 30 days.

These circumstances create substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not contain any adjustments that might result from the outcome of these uncertainties.


Note C - Summary of Significant Accounting Policies

1.      Cash and cash equivalents

The Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

2.      Property and equipment

Property and equipment is recorded at cost and is depreciated on a straight-line basis, over the estimated useful lives (generally 3 to 10 years) of the respective asset. Major additions and betterments are capitalized and depreciated over the estimated useful lives of the related assets. Maintenance, repairs, and minor improvements are charged to expense as incurred.

3.      Organization and reorganization costs

The Company has adopted the provisions of AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" whereby all organizational and initial costs incurred with the incorporation and initial capitalization of the Company were charged to operations as incurred.

4.      Research and development expenses

Research and development expenses are charged to operations as incurred.

        RPM Technologies, Inc.
        Notes to Financial Statements - Continued

Note C - Summary of Significant Accounting Policies - Continued

5.      Advertising expenses

Advertising and marketing expenses are charged to operations as incurred.

6.      Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. At December 31, 2001 and 2000, the deferred tax asset and deferred tax liability accounts, as recorded when material, are entirely the result of temporary differences. Temporary differences represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization.

7.      Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing the net income
(loss) by the weighted-average number of shares of common stock and common stock equivalents (primarily outstanding options and warrants). Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method. The calculation of fully diluted earnings (loss) per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later. As of December 31, 2001 and 2000, the Company had no warrants and/or options outstanding.


Note D - Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable and notes payable, as applicable, approximates fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.


Note E - Concentrations of Credit Risk

The Company maintains its cash accounts in a financial institution subject to insurance coverage issued by the Federal Deposit Insurance Corporation
(FDIC). Under FDIC rules, the Company is entitled to aggregate coverage of $100,000 per account type per separate legal entity per individual financial institution. During the years ended December 31, 2001 and 2000, the Company had credit risk exposures in excess of the FDIC coverage as follows:

                                Highest       Lowest       Number of days
                                exposure      exposure     with exposure
Year ended December 31, 2001    $  43,528     $    2,076        103
Year ended December 31, 2000    $ 195,605     $103,607          78

The Company has experienced no losses from these exposures.

        RPM Technologies, Inc.
        Notes to Financial Statements - Continued

Note F - Property and Equipment

Property and equipment consist of the following components at December 31, 2001 and 2000, respectively:

                            December 31,   December 31,
                                    2001           2000       Estimated life

Molds, tools and dies           $597,479        $589,289        10 years
Computer equipment                14,000          14,000         3 years
                                 611,479         603,289
Accumulated depreciation        (139,485)        (75,343)

Net property and equipment      $471,994        $527,946

Depreciation expense for the years ended December 31, 2001 and 2000, respectively, was approximately $64,142 and $63,595.


Note G - Income Taxes

The components of income tax (benefit) expense for the year ended December 31, 2001 and 2000, respectively, are as follows:

                                Year ended              Year ended
                               December 31,            December 31,
                                      2001                     2000
        Federal:
                Current         $     -                 $     -
                Deferred              -                       -
                                      -                       -
       State:
                Current               -                       -
                Deferred              -                       -
                                      -                       -
                Total           $     -                 $     -

As of December 31, 2001, the Company has a net operating loss carryforward of approximately $1,400,000 to offset future taxable income. Subject to current regulations, this carryforward will begin to expire in 2018. The amount and availability of the net operating loss carryforwards may be subject to limitations set forth by the Internal Revenue Code. Factors such as the number of shares ultimately issued within a three year look-back period; whether there is a deemed more than 50 percent change in control; the applicable long-term tax exempt bond rate; continuity of historical business; and subsequent income of the Company all enter into the annual computation of allowable annual utilization of the carryforwards.

        RPM Technologies, Inc.
        Notes to Financial Statements - Continued

Note G - Income Taxes - Continued

The Company's income tax expense for the year ended December 31, 2001 and 2000, respectively, are as follows:

                                Year ended              Year ended
                                December 31,           December 31,
                                       2001                   2000

Statutory rate applied
to income before income taxes   $(156,800)              $(158,700)
Increase (decrease) in income
taxes resulting from:
        State income taxes              -               -
        Other, including
        reserve for deferred
        tax asset and
        application of net
        operating loss
        carryforward             156,800                  158,700

Income tax expense              $   -                 $      -

Temporary differences, consisting primarily of statutory deferrals of expenses for pre-operations interest expense, research and development expenses and start-up costs and statutory differences in the depreciable lives for property and equipment, between the financial statement carrying amounts and tax bases of assets and liabilities give rise to deferred tax assets and liabilities as of December 31, 2001 and 2000, respectively:

                                December 31,    December 31,
                                       2001            2000
Deferred tax assets
Net operating loss carryforwards   $476,000        $320,000
Less valuation allowance           (476,000)       (320,000)

Net Deferred Tax Asset          $     -            $   -

As of December 31, 2001 and 2000, respectively, the valuation allowance increased by the approximate following amounts over the previously reported balance: $156,000 and $48,000.


Note H - Common Stock Transactions

On December 17, 2001, pursuant to a Special Called Meeting of the Company's Shareholders, the Board of Directors was authorized to effect a one (1) for five (5) reverse stock split. This action reduced the number of then issued and outstanding shares of common stock from 16,451,761 to 3,290,513. Additionally, the Company's Articles of Incorporation were authorized to be amended to modify its capital structure from 20,000,000 shares of $0.001 par value common stock to 250,000,000 shares of $0.001 par value common stock. The effect of these actions is reflected in the accompanying financial statements as of the first day of the first period presented.

During the period from January 1, 2000 through April 28, 2000, the Company sold an aggregate 143,800 post-reverse split shares (719,000 pre-reverse split shares) of unregistered, restricted common stock to existing shareholders and other individuals related to the existing shareholders pursuant to a Private Stock Subscription Agreement at a price of $0.50 per share for aggregate cash proceeds of approximately $359,500.

        RPM Technologies, Inc.
        Notes to Financial Statements - Continued

Note H - Common Stock Transactions - Continued

During May 2001 and December 2001, the Company issued an aggregate 39,000 post-reverse split shares (195,000 pre-reverse split shares) of restricted, unregistered common stock to various shareholders and/or officers as compensation for services. At the time of each transaction, the Company's common stock was not trading on any exchange. Accordingly each transaction was valued at an amount equivalent to the $0.50 per share selling price of the equivalent common stock sold pursuant to a Private Stock Subscription Agreement during the January to April 2000 time period.


Note I - Contributed Capital

Executive management and oversight services are provided to the Company by two controlling shareholders/officers. These two individuals have an informal, unwritten agreement with the Company whereby they will provide their services to the Company at an annual salary of $60,000 each, with one-half, or $30,000, to be contributed to the Company as "additional paid-in capital" and one-half, or $30,000, to be accrued and paid at a future date when the Company's cash flows will support the repayment.

Effective January 1, 2002, these officers/shareholders have amended their informal, unwritten agreement whereby the Company will pay each of them an annual salary of $85,000, to be accrued and paid at a future time when the Company has the available cash flow to retire the debt.


Note J - Commitments

In January 2000, the Company purchased the rights to a pallet related product for $1,100 cash. Additionally, upon successful development of the product and marketplace acceptance of the product, the Company is obligated to issue 5,000 post-reverse split shares (25,000 pre-reverse split shares) of unregistered, restricted common stock.

As of December 31, 2001, the Company is still in the research and development phase on this product and no sales have been made. Accordingly, as of this date, the Company is not liable to make the additional payment of 5,000 post-reverse split shares of unregistered, restricted common stock.

The transaction document establishes a royalty payment of approximately $7.50 per unit sold.

The value of the 25,000 shares to be issued will be recorded at the discounted (approximately 50.0%) of the "fair value" of the Company's common stock at the date of the issuance of the shares, if the Company's stock is trading in a public market, or the equivalent cash value of equivalent shares which have been sold by the Company in prior periods.

The total price paid for these rights will be capitalized on the Company's balance sheet and evaluated quarterly for impairment in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of".

        RPM Technologies, Inc.
        Notes to Financial Statements - Continued

Note K - Subsequent Events

2002 Stock Option Plan

On February 28, 2002, the Company filed a Registration Statement on Form S-8 to register 300,000 shares of common stock to support the 2002 Stock Option Plan (Plan). Under the Plan, the Company may grant options, from time to time, to acquire shares of common stock to employees of the Company or its subsidiaries. In addition, at the discretion of the Board of Directors, options to acquire common stock of the Company may from time to time be granted under this Plan to other individuals, including consultants or advisors, who contribute to the success of the Company or its subsidiaries and are not employees of the Company or its subsidiaries, provided that bona fide services shall be rendered by consultants and advisors and such services shall not be in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market in our securities.

The purpose of this Plan is intended to aid the Company in maintaining and developing a management team, and in attracting new personnel as needed and to provide such personnel with an incentive to remain employees of the Company, to use their best efforts to promote the success of the Company's business, and to provide them with an opportunity to obtain or increase a proprietary interest in the Company. It is also designed to permit the Company to reward those individuals who are not employees of the Company but who management perceives to have contributed to the success of the Company, or who are important to the continued business and operations of the Company.

The Plan will be administered by the Company's Board of Directors.   The
Board of Directors may further delegate administration of this Plan or specific administrative duties with respect to this Plan on such terms and to such committees of the Board as it deems proper. The issuance of any options will be approved as specified by the Company's Board of Directors.

Initially, the Board of Directors has allocated a total of 300,000 shares of common stock to the Plan. The number of shares of common stock subject to, or issued pursuant to, Options granted under this Plan may be increased or decreased as the Board of Directors deem advisable. At the time any option is granted under the terms of this Plan, the Company will reserve for issuance the number of shares of supporting common stock subject to such option until it is exercised or expires. The Company may reserve either authorized but unissued shares or issued shares reacquired by the Company.

Each granted option shall have its term established by the Board of Directors, or their designee, at the time the Option is granted but in no
event may such term exceed five (5) years.   Once an option is granted, its
term may be modified only as provided for in the Plan and under the express written provisions of the option.

Stock Issuances

In January 2002, the Company sold 300,000 post-reverse split shares of restricted, unregistered common stock to an investor for $125,000 cash. The Company relied upon Section 4(2) of The Securities Act of 1933, as amended, for an exemption from registration on these shares.

In February 2002, the Company issued 480,000 post-reverse split shares of common stock to a consultant providing various management and financial consulting services. This transaction was valued at approximately $240,000, which approximates the "fair value" of the services provided. These amounts will be charged to operations in the Company's financial statements as of the transaction date. Certain of these shares were issued pursuant to the Company's 2002 Stock Option Plan, filed as a component of the Company's Registration Statement on Form S-8 in February 2002.